Exhibit 99.1

Pzena Investment Management, Inc. Announces July 31, 2010 Assets Under Management

NEW YORK--(BUSINESS WIRE)--August 9, 2010--Pzena Investment Management, Inc. (NYSE: PZN) today reported its preliminary assets under management as of July 31, 2010.

AUM for month-end July 2010, month-end June 2010, and month-end July 2009 are listed below:

Pzena Investment Management, Inc. Assets Under Management(¹) ($ billions)

	As of	As of	As of
	July 31, 2010	June 30, 2010	July 31, 2009
U.S. Value Strategies	$9.3	$8.8	$8.7
Global Value Strategies	2.8	2.6	2.1
EAFE(2) Value Strategies	1.9	1.7	0.8
Total	$14.0	$13.1	$11.6

Institutional Accounts	$10.7	$10.0	$8.3
Retail Accounts	3.3	3.1	3.3
Total	$14.0	$13.1	$11.6

(1)	Numbers may be subject to rounding. In September 2009, the Company changed the classification of its assets under management to Institutional Accounts and Retail Accounts. Historical information has been reclassified for all periods presented.

(2)	Europe, Australasia, and Far East.

About Pzena

Pzena Investment Management, LLC, the firm’s operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the company's management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 12, 2010 and in the Company’s Quarterly Reports on Form 10-Q as filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on the company's future results, performance, or achievements. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

CONTACT:
Pzena Investment Management, Inc.
Lawrence Kohn, 212-355-1600
kohn@pzena.com